Exhibit 10.3
TRICO SHIPPING AS
Amended Solicitation of Consents and Waivers
in Respect of all Outstanding 11 ⅞% Senior Secured Notes Due 2014
(CUSIP Nos. 89612BAA6 and R92856AA2)
To Depository Trust Company Participants holding
11 ⅞% Senior Secured Notes Due 2014
(CUSIP Nos. 89612BAA6 and R92856AA2):
     Trico Shipping AS, a Norwegian limited company (the “Company”), is enclosing herewith the material listed below relating to its solicitation of consents and waivers to the proposed amendment (the “Proposed Amendment”) to amend or waive provisions of the indenture dated as of October 30, 2009 among the Company, the guarantors named therein and Deutsche Bank National Trust Company (as successor trustee to Wells Fargo Bank, N.A.), as trustee thereunder (as amended by the First Supplemental Indenture, dated as of June 25, 2010 and the Second Supplemental Indenture, dated as of September 21, 2010, the “Indenture”), governing the 11 ⅞% Senior Secured Notes Due 2014 (the “Notes”). Unless otherwise indicated, capitalized terms used herein and not defined shall have the meanings assigned to them in the consent solicitation statement.
     By consenting to the Proposed Amendment and the Proposed Waiver, the consenting Holders are also agreeing to waive any objections, claims and causes of action with respect to the Proposed Amendment and the Proposed Waiver and the implementation thereof, including any future defaults under the Indenture with respect to the provisions that would be modified if the requisite consents are obtained; and each consenting Holder hereby irrevocably waives application of such provisions as to the Notes to which its consent relates, whether or not the Requisite Consents are obtained (the “Proposed Waiver”).
     The solicitation is being made to all registered Holders of Notes as shown in the records of the trustee as of 5:00 p.m., New York City time, on November 24, 2010 (the “Record Date”) and their duly appointed proxies. As of the close of business on the record date, the entire outstanding aggregate principal amount of Notes was held by The Depository Trust Company (“DTC”) or its nominee for the accounts of participants in DTC (“DTC participants”). Such registered holders and DTC participants are referred to herein as “Holders.”
     The Company will not pay a fee to Holders of Notes in exchange for their consent. The consent solicitation will expire at 5:00 p.m., Eastern Time, on December 8, 2010.
     Enclosed herewith are copies of the following documents:
1.	consent solicitation statement;

2.	letter of consent and waiver; and

3.	A form of “letter to clients” that may be sent to your clients for whose account you hold outstanding Notes through the facilities of DTC in your name or in the name of your nominee, with space provided for obtaining such client’s instruction with regard to the solicitation.
     The enclosed letter to clients contains an authorization by the beneficial owners of the outstanding Notes for you to consent to the Proposed Amendment and Proposed Waiver.
     Requests for assistance in filling out or delivering letters of consent and waiver or for additional copies of the enclosed documents may be directed to Deutsche Bank National Trust Company, as Information Agent and Tabulation Agent, at the address or telephone numbers set forth on the back cover of the consent solicitation statement.
     Thank you for your consideration.

Very truly yours,

TRICO SHIPPING AS